Exhibit 5.1

May 20, 2021

Sunoco LP

Sunoco Finance Corp.

8111 Westchester Drive, Suite 400

Dallas, Texas 75225

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel for Sunoco LP, a Delaware limited partnership (the “Partnership”), Sunoco Finance Corp., a Delaware corporation (“Finance Corp” and, together with the Partnership, the “Issuers”), Aloha Petroleum LLC, a Delaware limited liability company (“Aloha LLC”), Sunmarks, LLC, a Delaware limited liability company (“Sunmarks”), Sunoco, LLC, a Delaware limited liability company (“Sunoco LLC”), Sunoco Caddo LLC, a Delaware limited liability company (“Sunoco Caddo”), Sunoco NLR LLC, a Delaware limited liability company (“Sunoco NLR”), Sunoco Property Company LLC (“Sunoco Property”), Sunoco Refined Products LLC (“Sunoco Refined” and, together with Aloha LLC, Sunmarks, Sunoco LLC, Sunoco Caddo, Sunoco NLR, and Sunoco Property, the “Delaware Guarantors”), Sunoco Retail, a Pennsylvania limited liability company (“Sunoco Retail”) and Aloha Petroleum, Ltd., a Hawaii corporation (“Aloha Ltd.” and, together with the Delaware Guarantors and Sunoco Retail, the “Guarantors,” and excluding Sunoco Retail and Aloha Ltd., the “Covered Guarantors”), with respect to the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Issuers and the Guarantors with the Securities and Exchange Commission (the “Commission”) in connection with (i) the issuance by the Issuers of up to $800,000,000 aggregate principal amount of their 4.500% Senior Notes due 2029 (the “New Notes”) registered pursuant to the Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for up to $800,000,000 aggregate principal amount of the Issuers’ outstanding 4.500% Senior Notes due 2029 (the “Old Notes” and, together with the New Notes, the “Notes”) and (ii) the Guarantors’ unconditional guarantee of the payment of the New Notes (the “Guarantees”) also being registered pursuant to the Registration Statement under the Securities Act.

The New Notes will be issued pursuant to an Indenture dated as of November 24, 2020 (the “Indenture”), among the Issuers, the Guarantors and U.S. Bank National Association, as trustee. The Indenture provides that it, the Guarantees and the Notes are to be governed by, and construed in accordance with, the laws of the State of New York.

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Indenture and such other certificates, statutes, documents and other instruments as we considered appropriate for purposes of the

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opinions expressed below, including the amended and restated certificate of limited partnership and the first amended and restated agreement of limited partnership of the Partnership, as amended, the articles of incorporation and bylaws of Finance Corp. and the certificate of formation and limited liability company agreement of each of the Covered Guarantors. In connection with rendering the opinions set forth below, we have assumed that (i) all signatures contained in all documents examined by us are genuine, (ii) all information contained in all documents reviewed by us is true and correct, (iii) the legal capacity of natural persons, (iv) all documents submitted to us as copies conform to the originals of those documents, (v) the Registration Statement and any amendments thereto (including post-effective amendments), will have become effective and (vi) the New Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement. We have relied, with the Issuers’ permission, upon the opinions of special counsel in the State of Pennsylvania and the State of Hawaii, dated as of the date hereof and filed as Exhibits 5.2 and 5.3, respectively, to the Registration Statement, as to (i) the valid existence of Sunoco Retail and Aloha Ltd. and (ii) the due authorization, execution and delivery of the Indenture by Sunoco Retail and Aloha Ltd. and the performance of obligations thereunder (including the Guarantees as provided therein) by Sunoco Retail and Aloha Ltd.

Based upon and subject to the foregoing, we are of the opinion that when the New Notes have been duly executed and authenticated in accordance with the Indenture and issued and delivered as contemplated in the Registration Statement, (i) such New Notes will be legally issued and will constitute valid and legally binding obligations of each of the Issuers, enforceable against each of the Issuers in accordance with their terms, and (ii) the Guarantees will constitute valid and legally binding obligations of each of the Guarantors, enforceable against each of the Guarantors in accordance with their terms, subject in each case to bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and to general equitable principles (whether considered in a proceeding in equity or at law).

We express no opinions concerning (i) the validity or enforceability of any provisions contained in the Indenture or the New Notes that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived or rendered ineffective under applicable law or (ii) the enforceability of indemnification or contribution provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

We are opining herein as to the internal laws of the State of New York, the Delaware General Corporation Law, the Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. Various matters of Pennsylvania and Hawaii law are addressed in the opinions of Faegre Drinker Biddle & Reath LLP and Cades Schutte LLP, respectively, and are also filed as exhibits to the Registration Statement. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied on for any other purpose.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

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